[LOGO] KPMG

                         Independent Auditors' Consent

The Board of Directors
Comtech Telecommunications Corp.:

We consent to incorporation by reference in the Registration Statement (No. 2-89857) on Form S-8 of Comtech Telecommunications Corp. of our report dated September 24, 1999, relating to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 1999 and related schedule II, which report appears in the July 31, 1999 annual report on Form 10-K of Comtech Telecommunications Corp. and subsidiaries.

                                       /s/ KPMG LLP

                                       KPMG LLP

Melville, New York
October 27, 1999